Exhibit (g)(2)(ii)

AMENDED SCHEDULE TO BNY CUSTODY AGREEMENT

SCHEDULE II

          THIS SCHEDULE II, amended and restated as of October 28, 2014 to reflect the current series of the RBC Funds Trust, is Schedule II to that certain Custody Agreement dated as of August 1, 2011 between The Bank of New York Mellon and RBC Funds Trust.

PORTFOLIOS

RBC BlueBay Emerging Market Corporate Bond Fund
RBC BlueBay Emerging Market Select Bond Fund
RBC BlueBay Global High Yield Fund
RBC BlueBay Global Convertible Bond Fund
RBC BlueBay Absolute Return Fund
RBC Emerging Markets Equity Fund
RBC Emerging Markets Small Cap Equity Fund
RBC BlueBay Total Return Credit Fund
RBC BlueBay Emerging Market Unconstrained Fixed Income Fund
RBC Global Opportunities Fund
RBC International Opportunities Fund

RBC FUNDS TRUST

By:

Name:

Title:

Date:

THE BANK OF NEW YORK MELLON

By:

Name:

Title:

Date: